Exhibit 5.1

Simpson Thacher & Bartlett LLP
2475 hanover street palo alto, ca 94304
telephone: +1-650-251-5000 facsimile: +1-650-251-5002

May 10, 2021

Allakos Inc.

975 Island Drive, Suite 201

Redwood City, California 94065

Ladies and Gentlemen:

We have acted as counsel to Allakos Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-233018) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance and sale by the Company of shares of common stock, par value $0.001 per share (“Common Stock”) having an aggregate offering price of up to $400,000,000 (the “Shares”) pursuant to the Sales Agreement, dated May 10, 2021 (the “Sales Agreement”), between the Company and the sales agent named therein.

We have examined the Registration Statement, the Sales Agreement, and a form of the share certificate for the Common Stock, which is an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

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Simpson Thacher & Bartlett LLP

Allakos Inc.	-2-	May 10, 2021

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, upon payment and delivery in accordance with the terms of the Sales Agreement, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as an Exhibit 5.1 to a Current Report on Form 8-K of the Company filed with the Commission, to the incorporation by reference of this opinion into the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP